Exhibit 4.4

U.S. CONCRETE, INC.
LONG TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
(Directors and Consultants)
This Agreement is made and entered into as of [_______________] (the “Date of Grant”) by and between U.S. Concrete, Inc., a Delaware corporation (the “Company”) and [_______________________________________] (“you” or “Grantee”);
WHEREAS, the Company in order to induce you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company agrees to grant you this restricted stock unit award;
WHEREAS, the Company adopted the U.S. Concrete, Inc. Long Term Incentive Plan, as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant restricted stock units to certain employees, directors and other service providers of the Company;
WHEREAS, the Company intends to submit the Plan to the Company’s stockholders at the 2013 Annual Meeting of Stockholders (the “2013 Meeting”) in order to request stockholder approval of the Plan;
WHEREAS, you and the Company agree that if the Plan is not approved by the Company’s stockholders at the 2013 Meeting, any grants of awards pursuant to the Plan, including this Award (as defined below), shall become null and void and of no effect;
WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Restricted Stock Unit Agreement (“Agreement”) as if fully set forth herein; and
WHEREAS, you desire to accept the restricted stock unit award made pursuant to this Agreement.
NOW, THEREFORE, in consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:
1.The Grant.
(a)    Generally. Subject to the conditions set forth below and in the remainder of this Agreement, the Company hereby grants you, effective as of the Date of Grant, an award consisting of [_______________] number of Restricted Stock Units, whereby each Restricted Stock

US 1618138v.1

Unit represents the right to receive one share of common stock, par value $0.001 per share, of the Company (“Stock”), plus the additional rights to Dividend Equivalents set forth in Section 3, in accordance with the terms and conditions set forth herein and in the Plan (the “Award”). To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letter capitalized, but that are not otherwise defined in this Agreement shall have the meanings given to them in the Plan.
(b)    Stockholder Approval Requirement. Notwithstanding anything else to the contrary within this Agreement, in the event that the Company’s stockholders do not approve the Plan at the 2013 Meeting, this Award and this Agreement shall (i) immediately terminate without any action required on the part of the Company or yourself and without any consideration required, and (b) be considered null and void and of no effect
2.    No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award. Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Section 6.
3.    Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall create a bookkeeping account that will track the amount of the Dividend Equivalents you would have been entitled to receive on or following the Date of Grant as if you had been the holder of record of the number of shares of Stock related to the Restricted Stock Units that have not been settled as of the record date, calculated without interest. All Dividend Equivalent amounts credited to your bookkeeping account from the Date of Grant until the settlement of the underlying Restricted Stock Units shall be paid to you in a lump sum cash payment on the date that the underlying Restricted Stock Units associated with that Dividend Equivalent amount is settled pursuant to Section 5 below. In the event that the Restricted Stock Units are forfeited to the Company without settlement to you, you will also forfeit any associated Dividend Equivalent amounts.
4.    Restrictions; Forfeiture. The Restricted Stock Units are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as contemplated in Section 6 and Stock is issued to you as described in Section 5. The Restricted Stock Units are also restricted in the sense that they may be forfeited to the Company (the “Forfeiture Restrictions”).

5.    Issuance of Stock. No shares of Stock shall be issued to you prior to the date on which the Restricted Stock Units vest and the restrictions, including the Forfeiture Restrictions, with respect to the Restricted Stock Units lapse, in accordance with Section 6. After the Restricted Stock Units vest pursuant to Section 6, the Company shall, promptly and within 60 days of such vesting date, cause to be issued Stock registered in your name in payment of such vested Restricted Stock Units upon receipt by the Company of any required tax withholding. The Company shall evidence the Stock to be issued in payment of such vested Restricted Stock Units in the manner it deems appropriate. The value of any fractional Restricted Stock Units shall be rounded down at the time Stock is issued to you in connection with the Restricted Stock Units. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement. The value of such shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust or a funded or secured obligation of any kind.
6.    Vesting Schedule. Subject to all other terms and conditions of this Agreement, your Restricted Stock Units will be divided into four (4) tranches and will vest in accordance with the following schedule, provided that you remain a service provider to the Company or its Subsidiaries from the Date of Grant until the applicable vesting date:

Percentage of Restricted Stock Units	Vesting Date
25%	July 1, 2013
25%	July 1, 2013
25%	July 1, 2013
25%	October 1, 2013
Total: 100%

7.    Termination of Services. If your service relationship with the Company or any of its Subsidiaries is terminated for any reason, then those Restricted Stock Units for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Stock Units shall be forfeited to the Company. The Restricted Stock Units for which the restrictions have lapsed as of the date of such termination, including Restricted Stock Units for which the restrictions lapsed in connection with such termination, shall not be forfeited to the Company and shall be settled as set forth in Section 5.
8.    Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be providing services for the Company, provided that rights to the Restricted Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

9.    Payment of Taxes. As an independent contractor you will be responsible for the payment of any and all taxes that result from the grant, vesting or settlement of this Award.
10.    Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is, at the time of issuance, in effect with respect to the shares issued or (a) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF RESTRICTED STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.
13.    Non-Solicitation and Non-Disclosure. In consideration for the grant of the Award, you agree that you will not, during your service with the Company or any of its Subsidiaries, and for one year thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization (a) call on or otherwise solicit any natural person who is employed by, or providing services to, the Company or any Subsidiary of the Company in any capacity with the purpose or intent of attracting that person from the employ of the Company or its Subsidiaries, or (b) divert or attempt to divert from the Company or any of its Subsidiaries any customer, client or business relating to the provision of ready-mixed concrete and services. As further consideration for the grant of the Award, your agree that you will not at any time, either while providing services to, the Company or its Subsidiaries, or at any time thereafter, make any independent use of, or disclose to any other person (except as authorized in advance in writing by the Company) any confidential, nonpublic and/or proprietary information of the Company and its

Subsidiaries, including, without limitation, information derived from reports, work in progress, codes, marketing and sales programs, customer lists, records of customer service requirements, cost summaries, pricing formulae, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of the Company or its Subsidiaries. This Section 11 shall survive the termination of this Award.
14.    Legends. The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Section 10 on all certificates representing shares issued with respect to this Award.
15.    Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue performing services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your service relationship at any time.
16.    Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
17.    Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.
18.    No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.
19.    Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
20.    No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.
21.    Company Records. Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

22.    Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.
23.    Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.
24.    Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.
25.    Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
26.    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
27.    Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.
28.    Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
29.    Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.
30.    Amendment. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee (i) to the extent permitted by the Plan, (ii) to the extent necessary to comply with applicable laws and regulations or to conform the provisions of this Agreement to any changes thereto, or (iii) to settle the Restricted Stock Units pursuant to all applicable provisions of the Plan. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended in any way that is adverse to you except by a written agreement signed by both the you and the Company.
31.    The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.
32.    Acceptance.    You, as the above named Grantee, are not required to take any further action to accept the terms and conditions of this Agreement. If you, as Grantee, desire to accept the Agreement for the grant of Restricted Stock, subject to the terms and provisions hereof of the Plan and administrative interpretations of such Plan referred to herein, simply retain a copy of this Agreement for your records, and you shall be DEEMED to have ACCEPTED the Agreement and you shall be DEEMED to become a PARTY to such Agreement, being bound to its terms and conditions. By acceptance, Grantee confirms that the Plan and the S-8 prospectus for the have been made available to the Grantee, and that he or she has read and understands the S-8 prospectus relating to the issuance of the Restricted Stock granted under the terms and provisions of this Agreement.
If you DO NOT WISH TO ACCEPT this Agreement, you must provide WRITTEN notice of your desire to reject the Agreement for the grant of Restricted Stock within thirty (30) days of the receipt of this Agreement and such written notice must be signed and dated. Please send such written notice to Stock Plan Administration, at 331 N. Main Street, Euless, Texas, 76039, Attention: Lisa Sutter. Again you must return your written notice of rejection of this Agreement within 30 days of receipt of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
U.S. CONCRETE, INC.

By:            _______________________
Name:    William J. Sandbrook
Title:    President and Chief Executive Officer